Exhibit 11.1

INTERNAL CODE OF CONDUCT OF GRIFOLS, S.A. IN MATTERS RELATING
TO THE SECURITIES MARKET

TABLE OF CONTENTS

1.	INTRODUCTION	2
2.	DEFINITIONS	2
3.	SCOPE OF APPLICATION	5
3.1	Concerned Parties	5
3.2	Concerned Securities or Financial Instruments	6
3.3	Banned Securities or Financial Instruments	6
3.4	Insider Dealing	6
4.	CONDUCT REGULATIONS RELATING TO CONCERNED SECURITIES AND FINANCIAL INSTRUMENTS	6
4.1	Fulfillment of securities market legislation	6
4.2	Transactions carried out by Concerned Parties	6
4.3	Portfolio management agreements	8
4.4	Same day sale ban	8
4.5	Information related to conflicts of interest	8
4.6	Record of communications	9
5.	CONDUCT REGULATIONS RELATING TO INSIDE INFORMATION AND RELEVANT INFORMATION	9
5.1	General provisions	9
5.2	Safeguarding Inside Information	9
5.3	Use of Inside Information	10
5.4	Handling Inside and Relevant Information during specific transactions	11
5.5	Record of people with access to Inside Information	13
6.	HANDLING CONFIDENTIAL DOCUMENTS	14
7.	CHANGES TO SHARE LISTING AND CONCERNED SECURITIES OR FINANCIAL INSTRUMENTS BAN	14
8.	TRANSACTIONS ON TREASURY SHARES	15
9.	MONITORING BODIES	17
9.1	Monitoring of the compliance with the stipulations set out in this Internal Code of Conduct	17
9.2	Keeping and updating the records and carrying out the functions set forth in this Internal Code of Conduct	17
9.3	Common obligations of the Monitoring Bodies	17
10.	VALIDITY, UPDATING AND BREACH	18
10.1	Coming into effect and application	18
10.2	Updating	18
10.3	Breach	18
APPENDIX I – Confidentiality agreement for External Consultants		19

INTERNAL CODE OF CONDUCT OF GRIFOLS, S.A. FOR MATTERS
RELATING TO THE SECURITIES MARKET

1.	INTRODUCTION

This Internal Code of Conduct for securities market matters has been drawn up so as to ensure fulfilment of the rules established, among other legislation, in (i) the Restated Securities Markets Law (the ‘Securities Markets Law’), approved by Royal Legislative Decree 4/2015 dated 23rd October,(ii) Royal Decree 1333/2005 dated 11th November in which the former Securities Markets Law is developed (the "RD 1333/2005"), (iii) Regulation (EU) No 596/2014 on market abuse (the "Regulation 596/2014"), and (iv) any other national, european or international regulation on market abuse applicable from time to time, and as a consequence of the listing of all the share capital of Grifols, S.A. (hereinafter ‘Grifols’ or the ‘Company’) on the Madrid and Barcelona stock exchanges as well as in the Spanish Stock Exchange Interconnection System (SIBE) and other international markets where the Company operates.

The present Internal Code of Conduct amends the one that was approved and that became effective on 5 April 2006 and will become effective once it is approved by the Board of Directors of the Company and published on the Company's website.

The provisions contained in Article 225.2 of the Securities Markets Law oblige companies to which articles 225 et seq. of the Securities Markets Law apply to submit this Internal Code of Conduct to the National Securities Market Commission (Comisión Nacional del Mercado de Valores or "CNMV"). The internal regulations shall contain the provisions regulated in articles 225 et seq. of the Securities Market Law, as well as any other provisions developed by said law.

In this sense, this Internal Code of Conduct determines the conduct and action criteria which must be followed by its recipients in relation to the transactions described herein as well as the handling, use and disclosure of Inside Information and Relevant Information with regard to favouring transparency in the development of Grifols Group company activities and the adequate information and protection of investors.

In any case, the securities market legislation currently in force which affects its specific area of activity and, in particular but not limited to, the provisions in the Securities Markets Law, RD 1333/2005 and Regulation 596/2014 on market abuse and, where applicable, the fulfilment and development regulations must be respected and adhered to. This Internal Code of Conduct and its development provisions will be made available to the Concerned Parties.

2.	DEFINITIONS

With regard to this Internal Code of Conduct, what appears below shall have the following meaning:

Banned Securities or Financial Instruments.- Those Concerned Securities or Financial Instruments set out in Section 3.3 below.

Board of Directors.- Grifols' Board of Directors.

Concerned Parties.- Those obliged by the provisions in this Internal Code of Conduct referred to in the following Section 3.

Concerned Securities or Financial Instruments.- For the purposes of this Internal Code of Conduct, Concerned Securities or Financial Instruments will be understood as: (i) any fixed or variable income securities issued by any company that is part of the Group listed on the Stock Exchange or other organised markets; (ii) any type of financial instruments and contracts granting the right to buy said securities including those which are not marketable in a secondary market; (iii) the financial instruments and contracts, including those not marketable in secondary markets, whose base is securities or instruments issued by the Company; (iv) exclusively for that set out in Section 5 (Conduct Regulations relating to Inside Information and Relevant Information) those securities or financial instruments issued by other companies with regard to which Inside Information is held; and (v) in general, any other security or financial instrument as established from time to time in the applicable legislation on market abuse.

Insider Dealing.-Transactions carried out by a person who possesses Inside Information and uses that information to acquire or dispose of, for its own account or for the account of a third party, directly or indirectly, the Concerned Securities or Financial Instruments to which that information relates. The use of Inside Information by cancelling or amending an order concerning the Concerned Securities or Financial Instruments to which that information relates where the order was placed before the person concerned possessed the Inside Information, shall also be considered to be an Insider Dealing.

For the purpose of this Internal Code of Conduct, recommending that another person engage in an Insider Dealing, or inducing another person to engage in an Insider Dealing, shall also be considered to be an Insider Dealing.

In accordance with the legislation in force, it is expressly established that it shall not be deemed from the mere fact that a Concerned Party is in possession or has been in possession of Inside Information that that person has used that information and has thus engaged in an Insider Dealing. By way of example, it shall not be deemed that a person has used Inside Information where such person has obtained that Inside Information in the conduct of a public takeover or merger with a company and uses that Inside Information solely for the purpose of proceeding with that merger or public takeover, provided that at the point of approval of the merger or acceptance of the offer by the shareholders of that company, any Inside Information has been made public or has otherwise ceased to constitute Inside Information.

Confidential Documents.- Any material support – written, computer-related or any other type – of Inside Information.

External Consultants.- Those individuals or corporations who, not having the status of Grifols managers or directors, provide financial, legal, consulting or any other type of service to the Company via civil or commercial relationships.

Group.- Grifols and all subsidiaries and holdings which are, in this way, subject to Article 5 of the Securities Markets Law.

Internal Code of Conduct.- This document with its appendices.

Inside Information.- Any concrete information referring directly or indirectly to the Concerned Securities or Financial Instruments issued by Grifols or to Grifols itself which has not been made public and, on being made or coming into public domain, may influence or have influenced in an appreciable way its trading value on a market or organised contract system.

The concept of trading value, as well as that corresponding to negotiable securities or financial instruments, also includes the trading value of derivative financial instruments related to the former.

Concrete information will be understood as such when it involves a series of circumstances arising or which may be reasonably expected to arise, or an event having taken place or which may be reasonably expected to take place, when this information is sufficiently specific so as to allow the possible effect of that series of circumstances or events to finally act on the prices of the negotiable securities or corresponding financial instruments or, where applicable, on the derivative financial instruments related to the former. In this respect, in the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information.

At the same time, information will be considered as being able to influence in an appreciable way on the trading value when, if made public, said information could be used by a reasonable investor as part of their investment decision basis.

Managers and Directors.- The members of the administrative, management or supervisory bodies of Grifols or any other Group company who carry out management roles in the same.

For the purposes of this Internal Code of Conduct, a manager shall mean any person who is not a member of the administrative, management and supervisory bodies of Grifols and has regular access to Inside Information relating directly or indirectly to Grifols and power to take managerial decisions affecting the future developments and business prospects of Grifols.

Market Soundings.- A market sounding comprises the communication of Inside Information by the Company or a third party acting on behalf of the Company, prior to the announcement of a transaction, in order to gauge the interest of potential investors in a possible transaction and the conditions relating to it such as its potential size or pricing, to one or more potential investors.

Monitoring Bodies.- The bodies described in Section 9 of this Code.

Persons Closely Associated.- In relation to the Concerned Parties: (i) their spouse or person with whom there is a similar sentimental relationship under national law; (ii) children in their charge; (iii) those other family members who live with the party or have been in their charge for at least one year before the transaction is finalized; (iv) any legal entity or any fiduciary legal business in which the Concerned Party or people set out in the aforementioned sections holds a management position or is responsible for its management; or who is directly or indirectly controlled by the Concerned Party; or which may have been created for their benefit; or whose economic interest may be mainly equivalent to that of the Concerned Party; and (v) those intermediaries, understood to be those who carry out transactions on securities for the Concerned Parties.

Relevant Information.- The information whose knowledge may reasonably affect an investor in the acquisition or transfer of securities or financial instruments and could thus considerably influence the trading value of securities issued by Grifols. Specifically, data relating to the economic efficiency of Grifols or other Group companies, to the investment and financing policy involving important immediate or future cash flow movements, the legal framework, business organisation, administration and supervisory bodies or any other event checking market, investor or shareholder information will be considered as Relevant Information. For the scope of interpretation of this definition, the provisions laid out in the applicable regulation will be followed.

3.	SCOPE OF APPLICATION
3.1.	Concerned Parties

This Code will apply to and be obligatorily fulfilled by the Concerned Parties. With regard to this Code, the following shall be considered Concerned Parties:

(i)	The Directors (and, where they are not Board members, the Secretary and Vice- secretary to the Board of Directors) and Managers of Grifols and other Group companies.
(ii)	The External Consultants who may have had access to Inside or Relevant Information according to the provisions regulated in this document.
(iii)

All staff in the Group financial and legal departments with tasks or responsibilities related to the securities market or who may have regular access to relevant information relating to the Company or other Group companies and who may also have the responsibility to take management decisions which affect the future development and business perspectives of the Company and its affiliates; and, in general, any individual who may have access to Inside Information through the exercise of an employment, profession or duties.

(iv)

Any other person who is included in the scope of the Internal Code of Conduct on decision by the Financial Management Team and the Secretary of the Board of Directors of the Company, in view of the circumstances in each case.

If the Concerned Party is a legal person, this Internal Code of Conduct shall also apply, in accordance with national law, to the natural persons who participate in the decision to carry out an Insider Dealing for the account of the legal person concerned.

The Financial Management Team and the Secretary of the Board of Directors of the Company will maintain an up-to-date record of those subject to the present Internal Code of Conduct at all times, pursuant to the provisions of Section 5.5 of this Internal Code of Conduct.

3.2.	Concerned Securities or Financial Instruments

The securities and financial instruments subject to the present Internal Code of Conduct shall be those Concerned Securities or Financial Instruments as set out in the preceding Section 2.

3.3.	Banned Securities and Financial Instruments

With regard to this Internal Code of Conduct, Banned Securities or Financial Instruments shall be considered Concerned Securities or Financial Instruments when their acquisition, purchase or negotiation by a Concerned Party is prohibited by this Internal Code of Conduct.

In particular, those Concerned Securities or Financial Instruments on which Concerned Parties possess Inside Information in accordance with Section 5 below shall be considered Banned Securities or Financial Instruments.

3.4.	Insider Dealing

Insider Dealing, as defined in Section 2 above, will be subject to this Internal Code of Conduct, without prejudice to the provisions of the following sections, and to the prevailing legislation at any time.

4.	CONDUCT REGULATIONS RELATING TO CONCERNED SECURITIES OR FINANCIAL INSTRUMENTS
4.1.	Fulfilment of securities market legislation

The Concerned Parties, in accordance with the scope of this Internal Code of Conduct, must respect the conduct regulations set out in the prevailing securities market legislation in force from time to time and, specifically, those contained in the Internal Code of Conduct for securities markets in force from time to time.

4.2.	Transactions carried out by Concerned Parties

Concerned Parties must report to the Financial Management Team and the Secretary of the Board of Directors of the Company, within three (3) working days from a transaction being carried out, any transaction regarding Concerned Securities or Financial Instruments carried out by themselves or by a third party on their behalf.

Transactions carried out by Persons Closely Associated must be declared as they are considered equal to those carried out personally.

Said reporting will set out:

(a)	The name of the Concerned Party,
(b)	The reason for the obligation to notify,
(c)	The name of the Company, as the Concerned Securities or Financial Instruments relate to the Company,
(d)	The description of the Concerned Security or Financial Instrument,
(e)	The nature of the transaction,
(f)	The date and market where the transaction was carried out, and
(g)	The price and volume of the transaction.

Concerned Parties affected by this Internal Code of Conduct which, on the day it comes into force, hold Concerned Securities or Financial Instruments, will be obliged to report their holding to the Financial Management Team and the Secretary of the Board of Directors of the Company, in a period of no more than three (3) working days from said Code coming into force.

The same term described in this section will apply to those who, for reasons due to their position or the information they possess, happen to be considered Concerned Parties in accordance with the descriptions in the preceding Section 2 above after this Internal Code of Conduct comes into force.

For the purpose of this Section, the following transactions shall also be notified within the set time limit indicated above:

(a)	the pledging or lending of Concerned Securities or Financial Instruments by Concerned Parties;
(b)

transactions undertaken by persons professionally arranging or executing transactions or by another person acting on behalf of a Concerned Party or a Person Closely Associated with such a person, including cases in which discretionary powers are exercised; and

(c)

transactions made under a life insurance when (a) the policyholder is a Concerned Party or a Person Closely Associated with any of them, (b) the investment risk is borne by the policyholder, and (c) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.

On the other hand, Concerned Parties shall not operate with Concerned Securities or Financial Instruments during a closed period of thirty (30) calendar days before the announcement of an interim financial report or a year-end report from Grifols, as set forth in Section 5.3 (e) of this Internal Code of Conduct.

Without prejudice to the provisions of this Section, Grifols may allow Concerned Parties to trade, on their own account or for the account of a third party, when the object thereof is Concerned Securities or Financial Instruments, during a closed period of thirty (30) calendar days, in certain cases:

(i)	due to the existence of exceptional circumstances, such as severe financial difficulties of the Concerned Parties, which require the immediate sale of shares; or
(ii)

due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant security does not change.

4.3.	Portfolio management agreements

It will not be necessary to declare those transactions ordered by institutions the Concerned Parties have charged with the regular management of their share portfolios, as long as the aforementioned Concerned Parties do not directly intervene in the planning of the transactions.

Notwithstanding the preceding, Concerned Parties who hold a portfolio management contract will be obliged to report its existence to the Financial Management Team and the Secretary of the Board of Directors of the Company, as well as the identity of the portfolio manager. If when the present Internal Code of Conduct comes into force, a contract of this type was already signed, this must be reported within the fifteen (15) days following the coming into force of this Code. The same time period will apply to those who, due to their position or the information they possess, happen to be considered Concerned Parties after this Internal Code of Conduct comes into force.

4.4.	Same day sale ban

In no way, may the acquired Concerned Securities or Financial Instruments be sold on the same day as the purchase transaction.

4.5.	Information related to conflicts of interest

Conflict of interest shall be considered, inclusive but not limited to, the use of information obtained by Concerned Parties via the relationship linking them to the Company, or generally information obtained by the latter, in their own interest or benefit, or in the interest or benefit of a third party at the expense of the Company or for investors at the expense of others, either directly or providing it to third parties with whom there is or is not some family link. Conflicts of interests may arise from family relationships, personal assets, or from any other cause. A conflict of interest will be understood to have arisen from family relationships, when the person behind the conflict is considered a Person Closely Associated to the affected party, in accordance with definitions explained in preceding Section 2. Furthermore, a conflict of interest derived from personal assets will be considered as such, without limitation, when said conflict arises in relation to any legal entity or fiduciary legal business considered a Person Closely Associated in accordance with definitions explained in preceding Section 2.

The Concerned Parties will report possible conflicts of interests they may be subject to due to family relationships, personal assets or for any other cause to the Financial Management Team and the Secretary of the Board of Directors of the Company, and will abstain from intervening or influencing in decision-making that may affect people or institutions with which the conflict exists and from accessing confidential information affecting said conflict.

Reporting will occur, as soon as the affected party is aware of the possible conflict of interests, also having to notify any other later incident which could arise, so as to keep communication up-to-date.

4.6.	Record of communications

The Financial Management Team and the Secretary of the Board of Directors of the Company will be obliged to retain all contact, notifications and any other act related to the obligations in this Internal Code of Conduct, duly archived for a period of at least five (5) years. The data contained in said archive will be strictly confidential. The Financial Management Team and the Secretary of the Board of Directors of the Company may request confirmation of Concerned Securities or Financial Instruments balance registered in the record of communications from the relevant parties at any moment.

5.	CONDUCT REGULATIONS RELATING TO INSIDE INFORMATION AND RELEVANT INFORMATION
5.1.	General provisions

Those Concerned Parties with regard to this Internal Code of Conduct having Inside or Relevant Information will strictly abide by the stipulations described in articles 225 and seq. in the Securities Markets Law and additional and concordant regulations in force from time to time.

5.2.	Safeguarding Inside Information

Concerned Parties, with regard to this Internal Code of Conduct, must safeguard the Inside Information they are aware of, for reason of their position, except when they have obtained authority from the Board of Directors (with a prior report from the Monitoring Bodies), which shall not be provided, if it is not in accordance with the Securities Markets Law, without prejudice to the obligation to contact and collaborate with legal and governmental authorities in the terms established by law.

Furthermore, said parties will impede Inside Information from being subject to abusive or unfair use, reporting cases where this may have taken place and taking immediate necessary measures to prevent, avoid and, where applicable, correct the consequences possibly arising from it.

5.3.	Use of Inside Information

All Concerned Parties, with regard to this Internal Code of Conduct, will strictly abide by the stipulations established in articles 225 and seq. of the Securities Markets Law and relevant regulations in force which thereby develop, complete or substitute it in the future, including Regulation 596/2014 and RD 1333/2005.

Specifically, except with prior authorization by the Board of Directors (with a prior report from the Monitoring Bodies) which may only be given in accordance with the Securities Markets Law and other applicable regulations, the Concerned Parties must abstain from carrying out Insider Dealing, whether personally or for a third party, directly or indirectly, and in particular but not limited to, the conducts listed below in relation to Inside Information and based on it:

(a)

To prepare or carry out any type of transaction in negotiable securities or financial instruments to which Inside Information refers, or in any other share, financial instrument or any type of contract, marketable or not in a secondary market, which is based on negotiable securities or financial instruments to which the Inside Information refers, based on said information.

The preparation and carrying out of transactions whose existence itself constitutes Inside Information, as well as transactions carried out in fulfilment of an already expired bond to acquire or cede negotiable securities or financial instruments, are exempted where this bond is included in an agreement signed before the person involved is in possession of Inside Information or other transactions carried out in accordance with the applicable regulations.

(b)	To report said Inside Information to third parties, except in the normal practice of their job, profession or responsibility.
(c)	To recommend or induce a third party to acquire or cede negotiable securities or financial instruments or in turn instruct another party to acquire or cede such products, based on Inside Information.
(d)	To legitimately disclose Inside Information in the normal course of a Market Sounding.

Inside Information should be deemed as being disclosed legitimately in the framework of a Market Sounding if it is disclosed in the normal course of the exercise of a person's employment, profession or duties, provided that certain requirements are made:

(i)

that the person who is conducting a Market Sounding has previously considered whether that Market Sounding will involve the disclosure of Inside Information, has provided a written record of his conclusions to the Financial Management Team and the Secretary of the Board of Directors of the Company and has maintained a list of persons having access to such information, in accordance with the provisions of Section 5.5 of this Internal Code of Conduct; and

(ii)

that the person receiving the Inside Information has undertaken not to use such Inside Information and to keep it confidential in accordance with the provisions contained in this Internal Code of Conduct.

(e)

To conduct any transactions relating to Concerned Securities or Financial Instruments within thirty (30) calendar days before the publication of an interim financial report or year-end report by Grifols.

5.4.	Handling Inside Information and Relevant Information during the course of specific transactions

Handling Inside Information and Relevant Information especially during the study and negotiation phases of any type of legal or financial transaction, that will appreciably influence the trading value of Concerned Securities or Financial Instruments will abide by the following:

1.	Secret Phase/ Duty of Confidentiality

In relation to the study, preparation or negotiation, prior to taking decisions which are considered Relevant Information and before the disclosure of said Information on the market as relevant fact, in accordance with the provisions of article 228 of the Securities Markets Law, the Concerned Parties, with regard to this Internal Code of Conduct, will have the following obligations:

(a)	Keeping the secret

Awareness of information shall be strictly limited to those whose intervention is essential for work referred to by the information.

Said people shall be included in the record of people with access to Inside Information referred to in Section 5.5 with explicit warning on the information and legal obligations involved, as well as the sanctions related to incorrect or improper use of said information.

(b)	Establishing security measures

In accordance with the provisions of Section 6 below, those responsible for Confidential Documents containing Inside or Relevant Information will establish necessary security measures so as to avoid such documents being accessible to parties others than those indicated in point a) above.

(c)	Monitoring of Concerned Securities or Financial Instruments trading value

The Chief Executive Officer of Grifols will pay special attention to the Concerned Securities or Financial Instruments trading value during the secret phase. If an abnormal evolution of the trading value or the contracted volume of Concerned Securities or Financial Instruments occurs, where there is rational information of it being a consequence of premature, partial or distorted transfer of Inside or Relevant Information, this shall be immediately made known to the CNMV in accordance with the terms established in article 230.1.f) of the Securities Markets Law. If the urgency of the situation allows it, the Board of Directors shall be previously consulted.

During this phase, information publicised by professional trade publications concerning financial news and, in general, any media outlet will also be subject to monitoring.

The Chairman, Vice-chairman or Chief Executive Officer of the Board of Directors will confirm or deny, as the case may be, the public information on circumstances considered relevant.

The information, referred to in this section, shall be reported immediately, where the Company is unable to guarantee its confidentiality in the terms hereby set out.

2.	Publicity Phase

The Relevant Information, prior to disclosure by whatever method, must be immediately disclosed to the market via communication to the CNMV and, where applicable, to those other markets' regulators in which the Company operates as a relevant fact, as soon as the fact is known, the decision is taken or agreement or contract has been signed with third parties the Relevant Information refers to, without prejudice to it being able to happen beforehand in the latter cases where the Company considers no damage would be done to its legitimate interests or in fulfilment of the points expressed in Article 230.1.f) of the Securities Markets Law.

When a significant change occurs to the Relevant Information it refers to, and which has been communicated, this must be informed to the market immediately in the same way.

Disclosure to the CNMV of Relevant Information may be delayed when it is considered that it is not advisable to make such information a public fact, due to its affecting the legitimate interests of Grifols, provided that such delay of disclosure is not likely to mislead the public and Grifols is able to ensure the confidentiality of that information. In the case of a protracted process that occurs in stages and that is intended to bring about, or that results in, a particular circumstance or a particular event, Grifols may on its own responsibility delay the public disclosure of Inside Information relating to this process.

In the case that the disclosure of information is delayed under the above paragraph, Grifols shall inform the CNMV about the Relevant Information or the Inside Information and shall provide a written explanation of how the conditions set out in the above paragraph were met, immediately after the information is disclosed to the public.

After circulation of the Relevant Information via the CNMV, the latter will be published on Grifols' website in accordance with the provisions established in the CNMV Circular 3/2015 dated 23rd June. In all events, Grifols shall post and maintain on its website for a period of at least five (5) years, all Relevant Information and Inside Information it is required to disclose publicly.

The information supplied via the media must not differ from the contents registered at the CNMV. In this way, Grifols may not combine, in such a way as to appear deceptive, the circulation of Relevant Information to the market with the commercialisation of its activities.

The relevant facts will be made known to the CNMV by the Chairman of Grifols Board of Directors, by the Chief Executive Officer or by the Secretary of Grifols Board of Directors, in the latter case with prior consultation with the Chairman or Chief Executive Officer. In any case, the relevant fact will be reported to the CNMV, within the terms and in agreement with the procedures set out in the regulations currently in force.

5.5.	Record of people with access to Inside Information

In accordance with the Securities Markets Law, the Financial Management Team and the Secretary of the Board of Directors of the Company will hold a record of people with access to Inside Information, where all internal and external parties who work for Grifols with an employment contract or any other relationship and have access to Inside or Relevant Information on a regular or occasional basis, must be included.

The record of people with access to Inside Information must at least include:

(a)	The identity of anyone with access to Inside or Relevant Information.
(b)	The reason they are on the list.
(c)	The dates the list is created and updated.
(d)	The date and time at which that person obtained access to Relevant or Inside Information.

Said record must be updated immediately in the following cases:

(a)	When a change occurs in the reasons for a person being on the list.
(b)	When there is a new person who has access to Inside Information and needs, therefore, to be added to the record.

(c)	When a person on the record no longer has access to Inside or Relevant Information; in this case the date when this occurs will be provided.

Each update shall specify the date and time when the change triggering the update occurred.

The Company will expressly inform those included on the record of people with access to Inside Information of the nature of the information and the duty to confidentiality and banned use, as well as the breaches and sanctions arising from inappropriate use. Furthermore, the Company will inform the interested parties of their inclusion in the record and of the other points included in Organic Law 15/1999 dated 13th December regarding Personal Data Protection.

The information registered on the record of people with access to Inside Information will be kept for at least five (5) years after having been recorded or updated for the last time.

6.	HANDLING CONFIDENTIAL DOCUMENTS

Concerned Parties and those persons included in the Record of people with access to Inside Information who have access and possess Confidential Documents must act diligently in the use and handling thereof and shall be responsible for their custody and preservation as well as for keeping them confidential. If the Concerned Party is an External Consultant it will be required to sign a confidential compromise under the terms set forth in Schedule I.

Handling of Confidential Documents will comply with the following regulations:

(i)	Confidential Documents must be marked, if possible, with the word ‘confidential’ in a clear and precise way.
(ii)	Confidential Documents will be kept in different places having special protection measures.
(iii)	The removal of Confidential Documents will be carried out by any method guaranteeing its total destruction.
7.	CHANGES TO SHARE LISTING AND CONCERNED SECURITIES OR FINANCIAL INSTRUMENTS BAN

Concerned Parties will abstain from preparing or carrying out practices which distort the free movement of Concerned Securities or Financial Instruments prices such as:

•

Placing orders or carrying out transactions or any other behaviour on the market providing or able to provide false or deceiving signs with reference to the supply, demand or price of Company Concerned Securities or Financial Instruments.

•

Placing orders or carrying out transactions or any other behavior which ensures, secures or is likely to secure, affects or is likely to affect, via a person or various people acting in an agreed form, the price of one or more Company Concerned Securities or Financial Instruments is at an abnormal or artificial level, unless the person who carries out the transactions or gives the order demonstrates the legitimacy of their reasons and that these abide by accepted market practices in the controlled market in question as well as the actions of a person or people in agreement so as to ensure a dominant position over supply and demand for a Security or Financial Instrument resulting in the fixing, directly or indirectly, of purchase or sales prices or other unfair negotiation conditions.

•

Placing orders or carrying out transactions or any other behavior using fictitious devices or any other form of deception or machination, as well as the sale or purchase of a Security or Financial Instrument at market close, so as to induce mistakes amongst investors who act on a basis of closing prices.

•

Reporting via the media, including Internet, or any other method, information providing or able to provide false or deceptive markers as to the supply of, demand for, or price of, Company Concerned Securities or Financial Instruments including the spread of rumors and false or deceptive news, when the person releasing them knew or should have known that the information was false or misleading.

•

Taking advantage of occasional, regular or periodic access to traditional or electronic media expressing an opinion on Concerned Securities or Financial Instruments or, indirectly on the Company, after having taken a position on the Securities and Financial Instruments and having benefited from the repercussions of the opinion given about the price of said Security or Financial Instrument, without having simultaneously reported this conflict of interest to public opinion in an appropriate and effective manner.

The following transactions or orders will not be considered as included in this section:

•	Those whose origins lie in the Company carrying out share buyback programs, provided that the conditions legally established for this are fulfilled.
•	Generally, those carried out in accordance with applicable regulations.
8.	TRANSACTIONS ON TREASURY SHARES

Management of treasury shares shall be based on the following activity principles and respect all applicable legislation on the matter from time to time:

(a)

The aim shall be to provide investors with appropriate liquidity and depth in negotiating Concerned Securities or Financial Instruments, minimise possible temporary imbalances between supply and demand on the market, carry out share buyback programmes approved by the Board of Directors or at the General

Shareholders’ Meeting or fulfil previously contracted legal commitments. In no way shall the transactions respond to an intervention purpose in the free process of price levels.

For these purposes, buying orders should not be made at a price greater than the highest price between the last price traded on the market between independent parties and the price of the highest buying order in the market order book. In contrast, selling orders may not be executed at a price lower than the lowest price between the last price traded on the market between independent parties and the price of the lowest selling order in the market order book [CNMV Recommendation of 18 July 2013].

(b)

Management of treasury shares must be transparent with regard to market supervisory and governing bodies having to diligently comply with however many information or communication disclosure obligations to said bodies that are established.

(c)

No impact of Inside Information. At all times investment or disinvestment decisions or transactions, whose direct or indirect aim is treasury shares, which are the consequence or are affected by the possession of Inside Information shall be avoided.

(d)

The Company’s incursions on the market with respect to its treasury shares must not represent a dominant position in contracting. Except where specifically and purposely authorized by the Board of Directors, treasury share transactions with own Group companies, managers or major shareholders may not be agreed nor shall buying and selling orders of own Company share be placed simultaneously.

For these purposes, the total daily trading volume in treasury shares in the systems and markets where the transactions in treasury shares are performed, both purchases and sales, shall not exceed 15% of the daily volume of purchases executed in the official secondary market in which the shares are listed. This limit may increase to 25% where the treasury shares acquired are going to be used as consideration for the acquisition of another company or in a swap as part of a merger.

(e)

The Company Board of Directors shall designate the institution or person in charge of treasury share management. Those who form part of the treasury share management area must accept a special confidentiality agreement in relation to treasury share strategy and transactions.

(f)	In no case, shall the trading volume of treasury shares exceed the limits established in the Royal Legislative Decree 1/2010, of 2 July, approving the Consolidated Text of the Corporations Law.
(g)

The Company shall not carry out any treasury stock transactions within the period of thirty (30) days prior to the timing established by the Company to publish its results and, failing this, upon the expiry of the deadline for its publication, except where such treasury stock transactions adheres to the stipulations established in the buy-back programs and stabilization of financial instruments in accordance with the legislation in force from time to time.

Furthermore, the Company shall not, including but not limited to:

(i)	Place buying and selling orders during the opening and closing trading sessions, apart for the exemptions foreseen in connection with the discretionary operation of treasury stock transactions.
(ii)

Operate with treasury shares within the lapse of time between the date in which Grifols has decided to delay, on its own responsibility, to disclose or diffuse Relevant Information, and the date of publication of such information, as described in Section 5.4.2 above.

(iii)	Introduce orders, in the cases where the trading of the shares has been suspended, during the auction period prior to lifting the suspension until transactions are exchanged at the value.
9.	MONITORING BODIES
9.1	Monitoring of the compliance with the stipulations set out in this Internal Code of Conduct

According to the internal regulations of the Company, the Audit Committee shall be the body charged with monitoring compliance with the stipulations set out in this Internal Code of Conduct.

9.2	Keeping and updating the records and carrying out the functions set forth in this Internal Code of Conduct

The Financial Management Team and the Secretary of the Board of Directors of the Company will be the bodies in charge of keeping and updating the records referred to in this Internal Code of Conduct.

Furthermore, they shall have the necessary powers to carry out the function entrusted in this Internal Code of Conduct and shall be obliged to inform the Audit Committee and, where applicable, the Board of Directors periodically about compliance with this Internal Code of Conduct as well as incidences having occurred, where applicable.

9.3	Common obligations of the Monitoring Bodies

Both the members of the Audit Committee and the Financial Management Team and the Secretary of the Board of Directors of the Company shall be obliged to guarantee the strict confidentiality of all transactions they are aware of, whilst carrying out the role entrusted to them in virtue of this Internal Code of Conduct.

The same duty of confidentiality shall apply to members of the Board of Directors, where they are aware of the former in accordance with what is set out in the last paragraph.

The Board of Directors of Grifols shall be able to demand, at any moment, the exercising of the responsibilities and powers of the Monitoring Bodies established by the present Internal Code of Conduct.

10.	VALIDITY, UPDATING AND BREACH

10.1. Coming into effect and application

This Internal Code of Conduct shall come into effect, the day it is approved by the Board of Directors of Grifols and published on the Company's website

The Monitoring Bodies shall be charged with making concerned parties aware of the Internal Code of Conduct.

10.2. Updating

This Internal Code of Conduct shall be updated whenever necessary, to adjust its content to current applicable stipulations in accordance with the current legislation governing the securities market.

10.3. Breach

Failure to comply with what is set out in this Internal Code of Conduct with regard to what is established in the Securities Markets Law and its development regulations and in the Internal Code of Conduct may give rise to the imposition of corresponding administrative sanctions without prejudice to what is applicable in accordance with labor and company law.

The above shall be extended without prejudice to civil or penal liability which in each case may be demanded of the defaulter.

* * *

APPENDIX I

Confidentiality Agreement for External Consultants

Letter of Adherence to the Internal Code of Conduct of Grifols, S.A. relating to the Securities Market.

Name:
First Surname:
Second Surname:
With [fill out as applicable]
National I.D. Document nº:
Passport nº:

Declares that:

(i)	For reasons set out below, needs to know certain Inside Information;

(ii)For this purpose, has received Inside Information from S.A. in relation to;

(iii)

Is aware of the regulations covering handling of Inside and Relevant Information of Grifols S.A. and, specifically, the stipulations contained in the Company Internal Code of Conduct relating to the securities market, and is obliged to fulfill it and ensure it is fulfilled by the staff in their charge;

(iv)

If the information received is confidential, they shall strictly comply and ensure compliance with what is set out in article 225 of the Securities Markets Law by themselves and by the staff in their charge.

In , on the   of   of the year  .

Signed: